Exhibit 10.35
SUCAMPO
PHARMACEUTICALS, INC.
October 30, 2006
Ryuji Ueno, M.D., Ph.D.
24687 Yacht Club Road
St. Michael, MD 21663
Re: Amendment to Employment Agreement
Dear Dr. Ueno:
     This letter will reflect the agreement between you and Sucampo Pharmaceuticals, Inc. (the “Company”) upon the terms of an amendment to the Employment Agreement between you and the Company dated June 16, 2006. At its September 7, 2006 meeting, the Company’s Board of Directors adopted a resolution providing that you will remain as Chief Scientific Officer of the Company and, effective September 30, 2006, you would become Chief Executive Officer of the Company. Consistent with the requirements for modification set forth in Section 6.3 of the Employment Agreement, this letter will document the mutual agreement between you and the Company to amend Section 1.1 of your Employment Agreement to provide that, effective September 30, 2006, you will be employed by the Company as its Chief Executive Officer and as its Chief Scientific Officer, but will cease to serve as the Company’s Chief Operating Officer. These are the only changes to the terms of the Employment Agreement to be made at this time.
     Please indicate your agreement to this modification of the Employment Agreement by countersigning the enclosed copy of this letter in the space provided below and returning the same to me for the Company’s files.
     Thank you for your assistance.
Sincerely,

/s/ V. Sue Molina V. Sue Molina
Chair, Compensation Committee
Board of Directors
Sucampo Pharmaceuticals, Inc.

Acknowledged and accepted this 20th day of November, 2006.

/s/ Ryuji Ueno Ryuji Ueno, M.D., Ph.D., Ph.D.